Execution


                GE CAPITAL MORTGAGE SERVICES, INC.

           REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-22

                         TERMS AGREEMENT
                   (to Underwriting Agreement,
                     dated January 22, 1998,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.             New York, New York
Three Executive Campus                          November 23, 1998
Cherry Hill, NJ 08002


           Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-22 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-2 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-51151). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pool: The Series 1998-22 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed-rate, first-lien, fully-amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of November 1, 1998 (the "Cut-off Date"):

      (a) Aggregate Principal Amount of the Mortgage Pool:
$201,791,836.22 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $190,000,000.00 or greater than $210,000,000.00.

      (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 10 and 15 years.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

      (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in
Section 1(a):

                                                    Class
                     Principal    Interest      Purchase Price
       Class          Balance       Rate          Percentage
       -----          -------       ----          ----------
       Class A1    $196,733,112     6.00%         99.9375%
       Class A2       1,008,959     6.00%         99.9375%
       Class R              100     6.00%         99.9375%



      (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, November 30, 1998 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of at least "AAA" from Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), respectively.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                           Very truly yours,

                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED


                           By:__________________________________
                              Name:
                              Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:_____________________________
   Name:
   Title: